Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 1st day of April, 1999, by and between Wise Metals Group LLC (“Wise Metals” or the “Company”), a Delaware limited liability company, with its principal office at 857 Elkridge Landing Road, Linthicum, Maryland 21090, and John J. Cameron (“Employee”), whose residence is at 10 East Lee Street, Apt. 2301, Baltimore, Maryland 21202.

WHEREAS, Wise Metals desires to employ Employee for its own benefit, and Employee is willing to be so employed by Wise Metals pursuant to the terms, covenants and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are mutually acknowledged by each party, it is agreed as follows:

1. Duties. Subject to the terms of this Agreement, Wise Metals hereby employs Employee as its President/CEO, reporting to the Board of Directors. Employee shall have such duties and responsibilities as are consistent with his position. Employee hereby accepts employment by Wise Metals upon the terms and conditions set forth in this Agreement.

2. Term. Subject to the termination provisions below, the term of employment under this Agreement shall be April 1, 1999, through March 31, 2002.

3. Compensation.

(a) Salary. During the term of this Agreement, Wise Metals shall pay Employee a gross salary of $275,000 per year (“Base Salary”), less tax withholdings, payable in installments in accordance with Wise Metals’ regular payroll schedule, but in any event not less than once per month. Salary for any partial payroll period shall be paid on a pro rata basis based upon the actual number of business days worked during such partial period.

(b) Bonus (Incentive Compensation). Employee shall be eligible to receive an annual performance bonus, less tax withholdings, in addition to the Base Salary provided in Section 3(a), based upon the degree to which Employee and the Company achieve specific objectives set by Wise Metals each year in connection with a bonus plan, if any, adopted by the Company.

(c) Expense. Upon submission of expense reports and such other documentation as Wise Metals may require, Employee shall be entitled to reimbursement for reasonable expenses actually incurred by Employee in furtherance of Wise Metals’ business. Reimbursement of expenses shall be subject to Wise Metals’ expense reimbursement policies as they may be in effect from time to time.

(d) Severance Bonus. On March 31, 2002, Employee shall be entitled to commence receiving an aggregate severance bonus of $1.0 million, payable in quarterly increments of $50,000, without interest, over a five (5) year period. Such severance bonus is fully vested and shall be nonforfeitable, and Employee’s entitlement to such severance bonus shall in all events survive the termination of this Agreement.

4. Extent of Services. During the term of this Agreement, Employee shall devote his full time and attention to the business of Wise Metals and the performance of his duties hereunder. Notwithstanding the foregoing, and subject to the provisions of Section 8 herein, this Section shall not be construed as preventing Employee from participating in civic, community and charitable activities or from managing his personal investments, so long as such participation and management does not unduly interfere with the performance of Employee’s duties and responsibilities to Wise Metals.

5. Benefits.

(a) During the term of this Agreement, Employee shall be eligible for the same benefits on substantially the same terms as other salaried Wise Metals employees, including paid vacation, sick leave, comprehensive medical, dental, vision, prescription and mental health insurance plans, sickness and disability insurance, long term disability insurance, a 401k plan and/or a pension plan. After termination of his employment, whether by the Company or the Employee, with or without cause, Employee shall continue to be entitled to coverage under the Company’s health and medical benefit plans, at the Company’s expense, until his death.

(b) Liability Insurance. The Company will also provide appropriate liability insurance coverage for Employee in the event that Employee is the subject of legal action arising out of this position and duties at Wise Metals.

(c) Life Insurance. The Company and Employee have entered into a split dollar life insurance agreement in the face amount of $1,000,000, which is attached hereto as Exhibit A, and is incorporated herein by reference.

(d) Automobile Allowance. The Company will grant Employee an automobile allowance of $750 per month. This allowance will cover lease and/or purchase payments, insurance and maintenance. The Company will also reimburse Employee for gasoline expenses associated with his employment, and also for routine oil changes. Employee is responsible for all tax consequences which may result from this automobile allowance.

6. Termination.

(a) Method. This Agreement will terminate on the date set forth in Section 2, or earlier upon any of the following conditions:

(i) Written notice to terminate the Agreement without cause by Wise Metals or the Employee. Such written notice by the Employee must be given to Wise Metals at least 30 days prior to the announced termination date, and by Wise Metals to Employee at least ninety (90) days prior to the announced termination date;

(ii) The Employee’s death;

(iii) Termination by Wise Metals owing to the inability of Employee to perform his essential duties or responsibilities, as determined by the Company in good faith and in its reasonable discretion, for a period in excess of ninety (90) days as a result of physical or mental illness, accident or injury, without prejudice to any rights Employee may have under the Americans With Disabilities Act, its state and local law counterparts or the Family Medical Leave Act;

(iv) Termination for “cause,” as determined by the Company in good faith and in its reasonable discretion. For purposes of this provision, “cause” means any of the following: Employee’s fraud or dishonesty, breach of fiduciary duty, gross negligence, willful misconduct; Employee’s intentional violation of Company’s policies or procedures, which are herein incorporated by reference; Employee’s conviction of any felony; any intentional act by Employee that may impair the goodwill or business of Company; or Employee’s material breach of any of the terms of this Agreement.

(b) Duties. Upon termination of this Agreement, or at any time at Wise Metals’ request, Employee shall promptly surrender to Wise Metals’ all property in any way obtained by Employee or provided him by Wise Metals’ or its related entities for use in relation to his employment. This includes, but is not limited to, documents and property concerning customer or supplier lists, price lists, files, records, memoranda, notes, papers, and any other property, material and/or information of or pertaining to Wise Metals and its related entities, including any process, apparatus, or product manufactured, used, developed, investigated or considered by Wise Metals or its related entities. The duties upon termination enumerated in this Section are in addition to and shall not affect in any way the Employee Covenants contained in Section 8 of this Agreement.

7. Base Salary Continuation; Consultancy.

(a) If Employee terminates this Agreement pursuant to Section 6(a)(i), or if this Agreement is terminated at any time pursuant to Sections 6(a)(ii), (iii), or (iv), Employee shall be entitled to receive only his current Base Salary accrued up to the date of termination (or up to the last day on which he performs duties, if such date precedes the date of termination), less withholdings, and shall not be entitled to any other compensation or benefits of any kind, subject to the exception provided below in subsection 7(b). If Wise Metals terminates this Agreement without cause pursuant to Section 6(a)(i), Employee shall be entitled to Employee’s current Base Salary, less required withholdings, over the remainder of the term of employment as set forth in Section 2 of this Agreement. Such amount shall be paid in installments in accordance with Wise Metals’ payroll policy over the term of the continuation period. Employee will cease to be eligible for additional incentive compensation not already awarded.

(b) Notwithstanding the provisions of this Section, Employee shall be entitled, as required by federal, state or local law, to continue or convert any benefit plan Employee participates in or is covered by at the time his employment terminates. Furthermore, Employee shall be entitled to lifetime continuation of health and medical benefits after the termination of his employment with Wise Metals as provided in Section 5. Moreover, nothing in this Section shall cause Employee to forfeit rights to death benefits or other benefits to which he is entitled by law.

(c) Notwithstanding the provisions of this Section, in the event of any consolidation, merger, acquisition, or other reorganization resulting in a change of control of the Company, Employee may elect to terminate his employment with the Company and Employee shall continue to be entitled to his current Base Salary, less required withholdings, over the remainder of the term of the employment as set forth in Section 2 of this Agreement. Such amount shall be paid in installments in accordance with Wise Metals’ payroll policy over the term of the continuation period. Employee will cease to be eligible for additional incentive compensation not already awarded.

(d) In addition, after this Agreement expires by its own terms on March 31, 2002, Wise Metals and Employee will enter into an Agreement whereby Employee will provide consulting services as an independent contractor (with the duties and scope of such services to be mutually agreed upon by the Company and Employee) to the Company for a term of five (5) years at an annual salary of $100,000, payable in quarterly increments of $25,000.

8. Employee Covenants. Employee is employed by Wise Metals in a position of trust in which Employee uses, observes and has access to “Confidential Information” (as defined below), and is provided with unique access to the Company’s customers, marketing strategy, financial and technical information, suppliers, and other confidential business information not generally known to the public. In addition, Employee has access to the Company’s facilities, equipment and know-how which may enable Employee to develop or make discoveries, inventions, devices, improvements, techniques or innovations (collectively referred to as “Inventions”) useful to the Company. To protect its Confidential Information, Inventions, competitive advantages and other legitimate business interests in this highly competitive environment, Employee agrees and covenants as follows:

(a) Non-Competition, Non-Solicitation and No Diversion of Business Opportunities or Prospects. During the term of this Agreement, Employee shall not enter the employ of any person, firm, corporation, or entity engaged in the recycling, reclamation or rolling of aluminum (the “Competitive Business”). During the term of this Agreement, Employee shall not engage in, or in any manner be connected or concerned with, directly or indirectly, as principal, agent, employee, officer, consultant, advisor or owner of any business operation engaged in a Competitive Business. Employee acknowledges that in part the Company derives its success as a business enterprise from its cultivation of customers, suppliers and other business opportunities and further acknowledges that Employee owes the Company a duty of loyalty in this regard and agrees that during his term of employment with the Company, Employee shall not directly or indirectly solicit any customer or supplier of the Company to cease or reduce its business with the Company. Likewise, during the term of this Agreement, Employee shall not directly or indirectly solicit, hire, employ or endeavor to employ or contract with any person then or previously employed by Wise Metals or its related entities to join in any enterprise engaged in the Competitive Business. Employee also agrees that he shall not divert any business opportunity away from the Company.

(b) Competition and Solicitation Following Termination. Employee covenants that:

(i) for a period of two (2) years immediately following the termination of this Agreement for any reason, whether by the Company or Employee, whether with or without cause, Employee shall not directly or indirectly solicit, accept business from, contact, contract with, interfere with or divert any customer served by the Company or its related entities during the two (2) year period immediately preceding such termination.

(ii) for a period of two (2) years immediately following the termination of this Agreement for any reason, whether by the Company or Employee, whether with or without cause, directly or indirectly solicit, hire, employ or endeavor to employ or contract with any person then or previously employed by the Company or its related entities to join, become affiliated with, or work for (whether as a partner, agent, employee or otherwise) any enterprise engaged in a business which is competitive with or similar to the business of the Company or its related entities being conducted at the time of such termination.

(iii) in the event that Wise Metals terminates this Agreement without cause, entitling Employee to a continuation of his Base Salary pursuant to section 6(a)(i), for the term of that continuation period, Employee shall not by himself, through others, or through entities which the Employee has the power to control (through ownership of 5% or more of the stock or otherwise), directly or indirectly participate with or assist (whether as an employee, consultant, partner or otherwise) any company or entity or person engaged in a Competitive Business. Likewise, for a period of three (3) years immediately following the termination of this Agreement for any reason by Employee, Employee shall not by himself, through others, or through entities which the Employee has the power to control (except for ownership of 5% or less of the stock of a publicly listed company), directly or indirectly participate with or assist (whether as an employee, consultant, partner or otherwise) any company or entity or person engaged in the Competitive Business.

(c) Confidentiality.

(i) During the term of this Agreement and following the termination of this Agreement, whether terminated by the Company or Employee for any reason, with or without cause, Employee shall not make any use, for his own benefit or for the benefit or any person, firm, business or entity (other than the Company or its related entities) of any “Confidential Information” or knowledge, customer or supplier lists, or any other data of or pertaining to the Company or its related entities, its business and financial affairs, or its services not generally known within the Company’s or its related entities’ trade and which was acquired by Employee at any time during his employment with the Company. Employee shall not communicate or divulge any such Confidential Information, knowledge, customer lists or other data to any person, firm, businesses or entity other than the Company or persons, firms, business or entities designated by the Company in writing.

(ii) “Confidential Information” means proprietary commercial information not generally known within Wise Metals’ trade which is proprietary to Wise Metals or its related entities, including trade secret information about Wise Metals’ or its related entities’ business operations, products, services, personnel, and organization, including information relating to customers, suppliers, research, development, accounting, marketing, selling, finance, business systems, manufacturing processes and techniques, and also including all information disclosed to the Employee, or to which the Employee had access at any time during his employment, which the Employee or the Company has a reasonable basis to believe to be Confidential Information, or which is treated by Wise Metals and/or its related entities as being Confidential Information.

(iii) Employee agrees that Employee shall not utilize, in the course of his employment with the Company, any information or materials that are proprietary to a previous employer or any materials which may have been obtained illegally.

(d) Discoveries, Inventions, Improvements and Innovations.

(i) Employee agrees that all inventions, technical developments, improvements and discoveries (collectively referred to as “inventions”) made by Employee, individually or with others, during the term of his employment with the Company which are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects, shall be the exclusive property of the Company. Employee agrees that the Company shall have any and all right, title and interest in and to such Inventions and any related patent rights, and that Employee shall not be entitled to any additional compensation from the Company for any such Inventions. Both during and after Employee’s term of employment with the Company, Employee shall, at the Company’s expense, provide all necessary assistance to the Company in order that the Company may perfect title to and/or secure patents or other protections with regard to any Inventions on which Employee worked.

(ii) The foregoing provisions of this Section shall not apply to any Invention of which no equipment, supplies, facilities, or Confidential Information was used and which was developed entirely on Employee’s own time, unless (a) the Invention results from or pertains in any manner to, whether directly or indirectly, any phase of the Company’s business or the actual or demonstrably anticipated research or development of the Company, or (b) the Invention results from any work performed by Employee for the Company.

(iii) Employee further agrees that any works created during the term of this employment that are related to or useful to the business of the Company in which copyright may subsist shall be considered work for hire and copyright therein shall belong to the Company. Employee agrees to cooperate in protecting the Company’s copyright in such works and, to the extent requested by the Company, the registration of such copyrights.

(e) Breach. Employee and Wise Metals each recognize and acknowledge that any violation of the covenants contained in this Section is likely to cause irreparable damage to Wise Metals or its related entities, and, therefore, the parties agree that, upon any threatened or actual breach of any covenant contained in this Section by Employee, Wise Metals may apply to any court of competent jurisdiction to enjoin a violation, threatened or actual, of these covenants, in addition to any such other remedies the Company may have.

(f) Acknowledgment. Employee acknowledges and agrees that the restrictions set forth in this Section are supported by adequate consideration and are reasonable in scope and essential to the preservation of Wise Metals’ and its related entities’ businesses and proprietary properties and that enforcement of these restrictions will not cause Employee any hardship, and because of Employee’s background and experience, will not in any manner preclude Employee, in the event of Employee’s termination of employment with the Company, from becoming gainfully employed in such a manner and to such an extent as will provide a standard of living for himself and the members of his family of at least the sort and fashion to which he and they have become accustomed.

(g) Separate Agreement. The covenants of Employee contained in this Section shall each be construed independently of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Wise Metals or its related entities, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Wise Metals of such covenants.

(h) Survival of Covenants. The covenants contained in this Section shall survive the termination of this Agreement, whether terminated by Wise Metals or Employee, for any reason, with or without cause.

9. Non-Disclosure of Agreement. Employee agrees that, during the term of this Agreement and after the termination of this Agreement, he shall not disclose the terms and provisions of this Agreement to any third party (except his spouse or personal financial or legal consultant); provided further, that Employee may disclose the non-competition, non-solicitation and confidentiality covenants contained in Section 8 of this Agreement to a prospective employer, business partner or source of capital. The provisions of this Section shall survive the termination of this Agreement, whether terminated by Wise Metals or Employee, for any reason, with or without cause.

10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to the Employee’s residence (in the case of notice to Employee) or to Wise Metals at its principal office (in the case of notice to Wise Metals). Each party hereto may change the address for delivery of notices hereunder by giving written notice of such change pursuant to the provisions hereof.

11. Waiver of Breach. The waiver by Wise Metals of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12. Arbitration.

(a) Except as provided in subsection (b) below, Employee and the Company agree, as a material inducement for each of them in entering this Agreement, that any dispute between the parties regarding the negotiation, implementation, interpretation, or performance or execution of this Agreement, shall be resolved exclusively through binding arbitration, whether such dispute arises during or after the term of employment. Such arbitration shall be conducted in the Maryland area, in accordance with the rules of the American Arbitration Association. The parties hereby waive any right to pursue any claim required to be arbitrated by this Section in a judicial or administrative forum. The decision of the arbitrator shall be final and binding between the parties. The arbitrator’s fees and expenses shall be borne equally by the parties.

(b) Nothing in this Section shall require the arbitration of any claim by Wise Metals of a breach of any of the covenants, promises or provisions of Section 8 of this Agreement. The parties expressly agree and acknowledge that Wise Metals does not waive any right to pursue any claim or relief for such breach in any court or other forum with jurisdiction over such claim.

13. Severability and “Blue Penciling”. Wise Metals and Employee each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable or invalid, in whole or in part, the parties hereto agree that such provision shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provisions had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

14. Assignment. The rights and obligations of Wise Metals under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Wise Metals. Employee may not assign his rights or obligations under this Agreement without the written consent of Wise Metals.

15. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all oral and written agreements that have existed between the parties. This Agreement may not be altered, amended or modified except by a further writing signed by Employee and the Company.

16. Governing Law. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the laws of the State of Maryland, without giving effect to its principles of conflict of laws,

17. Notice of Future Employment. Employee agrees that during the twenty-four (24) consecutive months immediately following the termination of this Agreement, Employee will notify Wise Metals in writing within fourteen (14) days of each instance of new employment or a change in job title with respect to existing employment and identify his new employer and the job title associated with such employment or the job title associated with existing employment, as the case may be.

18. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of the Agreement.

In witness whereof, the parties have executed this Agreement with an effective date of April 1, 1999.

WISE METALS GROUP LLC

/s/ JOHN J. CAMERON	By:	/s/ GERALD M. DAVID
John J. Cameron		Gerald M. David
Chairman

Wise Metals Group LLC